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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements as of December 31, 2001, 2000 and 1999 have been incorporated by reference in this registration statement in reliance upon the reports of Arthur Andersen LLP, independent accountants, and upon the authority of that firm as experts in auditing and accounting. The Company has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion of their reports in this registration statement, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act. Because Arthur Andersen has not consented to the inclusion of its audit reports in this registration statement, a stockholder's ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, a stockholder will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements and therefore a stockholder's right of recovery under that section may be limited. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including Documentum's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.